Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

DOCENT, INC.

CLICK2LEARN, INC.

HOCKEY MERGER CORPORATION,

DEVIL ACQUISITION CORPORATION

AND

CANUCK ACQUISITION CORPORATION

Dated as of October 20, 2003

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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INDEX OF EXHIBITS

Exhibit A	Form of Docent Voting Agreement

Exhibit B	Form of Click2learn Voting Agreement

Exhibit C-1	Form of Newco Certificate of Incorporation

Exhibit C-2	Form of Newco Bylaws

Exhibit D	Form of Affiliate Agreement

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 20, 2003 among Docent, Inc., a Delaware corporation (“Docent”), Click2learn, Inc. a Delaware corporation (“Click2learn”), Hockey Merger Corporation, a Delaware corporation (“Newco”), Devil Acquisition Corporation, a Delaware corporation (“Docent Merger Sub”), and Canuck Acquisition Corporation, a Delaware corporation (“Click2learn Merger Sub”). Capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article VIII hereof.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Docent and Click2learn will enter into a business combination.

B. Docent and Click2learn have organized Newco, and caused Newco to organize Docent Merger Sub and Click2learn Merger Sub, for the purpose of effecting the transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, Docent Merger Sub will be merged with and into Docent, the separate corporate existence of Docent Merger Sub will thereupon cease and Docent will continue as the surviving corporation and a wholly owned Subsidiary of Newco (the “Docent Merger”), and Click2learn Merger Sub will be merged with and into Click2learn, the separate corporate existence of Click2learn Merger Sub will thereupon cease and Click2learn will continue as the surviving corporation and a wholly owned Subsidiary of Newco (the “Click2learn Merger”). The Docent Merger and the Click2learn Merger are collectively referred to as the “Mergers.”

C. The Board of Directors of Docent (i) has determined that the Docent Merger and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of Docent and fair to, advisable and in the best interests of, Docent and its stockholders, (ii) has approved this Agreement, the Docent Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Docent Merger by the stockholders of Docent.

D. The Board of Directors of Click2learn (i) has determined that the Click2learn Merger and the transactions contemplated hereby are consistent with and in furtherance of the long-term business strategy of Click2learn and fair to, advisable and in the best interests of, Click2learn and its stockholders, (ii) has approved this Agreement, the Click2learn Merger and the other transactions contemplated by this Agreement and (iii) has determined, subject to the terms of this Agreement, to recommend the approval of this Agreement and the Click2learn Merger by the stockholders of Click2learn.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Docent’s and Click2learn’s willingness to enter into this Agreement, certain affiliates of Docent have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Docent Voting Agreements”), and certain affiliates of Click2learn have entered into a Voting Agreement in the form attached hereto as Exhibit B (the “Click2learn Voting Agreements” and, collectively with the Docent Voting Agreements, the “Voting Agreements”).

F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or qualify as a tax-free exchange under Section 351 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE PLAN OF REORGANIZATION

1.1 Organization of Newco, Docent Merger Sub and Click2learn Merger Sub.

(a) Organization of Newco. Docent and Click2learn have organized Newco under the laws of the State of Delaware for the purposes of effecting the transactions contemplated hereby. The authorized capital stock of Newco consists of one hundred (100) shares of Common Stock, of which one (1) share is issued to and owned beneficially and of record by Docent and one (1) share is issued to and owned beneficially and of record by Click2learn. Docent and Click2learn shall take, and shall cause Newco to take, all requisite action to cause the certificate of incorporation of Newco to be amended and restated in the form attached hereto as Exhibit C-1 (the “Newco Certificate of Incorporation”) and the bylaws of Newco to be amended and restated in the form attached hereto as Exhibit C-2, in each case as of immediately prior to the time at which the Mergers become effective in accordance with the relevant provisions of the DGCL (the “Effective Time”).

(b) Organization of Docent Merger Sub and Click2learn Merger Sub. Newco has organized Docent Merger Sub and Click2learn Merger Sub under the laws of the State of Delaware for the purposes of the effecting the transactions contemplated hereby. The authorized capital stock of each of Docent Merger Sub and Click2learn Merger Sub consists of one hundred (100) shares of Common Stock, all of which has been issued to Newco, as the sole stockholder of each of Docent Merger Sub and Click2learn Merger Sub, for a purchase price of One Dollar ($1.00) per share.

(c) Board of Directors. Prior to the Effective Time, the Board of Directors of each of Newco, Docent Merger Sub and Click2learn Merger Sub shall consist of the Chief Executive Officer of each of Docent and Click2learn. Docent and Click2learn shall take all requisite action to cause the directors of Newco as of the Effective Time to be as provided in Section 5.17(a) hereof.

(d) Officers. Prior to the Effective Time, the sole officers of Newco, Docent Merger Sub and Click2learn Merger Sub shall consist of the Chief Executive Officer of each of Docent and Click2learn.

(e) Approval of Agreement; Compliance. Docent and Click2learn, acting in their respective capacities as the sole holders of all outstanding shares of Newco Common Stock, shall approve and adopt this Agreement and approve the transactions contemplated hereby, and shall cause Newco to take all requisite action to approve and adopt this Agreement and approve the transactions contemplated hereby. Newco, acting in its capacity as the sole holder of outstanding stock of Docent Merger Sub and Click2learn Merger Sub, shall approve and adopt the transactions contemplated hereby, and shall cause Docent Merger Sub and Click2learn Merger Sub to take all requisite action to approve and adopt this Agreement and approve the transactions contemplated hereby. Each of Docent and Click2learn shall cause each of Newco, Docent Merger Sub and Click2learn Merger Sub to perform their respective obligations under this Agreement in accordance with the terms and conditions hereof.

1.2 The Docent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and simultaneously with the Click2learn Merger, Docent, Newco and Docent Merger Sub shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Docent Certificate of Merger”) providing for the Docent Merger, with Docent being the surviving corporation thereof upon the effectiveness of the Docent Merger, pursuant to this Agreement and the Docent Certificate of Merger and in accordance with applicable provisions of the DGCL.

1.3 The Click2learn Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and simultaneously with the Docent Merger, Click2learn, Newco and Click2learn Merger Sub shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Click2learn Certificate of Merger” and collectively with the Docent Certificate of Merger, the “Certificates of Merger”) providing for the Click2learn Merger, with Click2learn being the surviving corporation thereof upon the effectiveness of the Click2learn Merger, pursuant to this Agreement and the Click2learn Certificate of Merger and in accordance with applicable provisions of the DGCL.

1.4 The Closing. Upon the terms and subject to the conditions set forth in Article VI hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place on the first (1st) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof which are capable of being satisfied prior to the Closing, or such other date upon which the parties hereto shall mutually agree (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at One Market Street, Spear Tower, Suite 3300, San Francisco, California, or such other location upon which the parties hereto shall mutually agree.

1.5 Effective Time. As soon as practicable following the Closing the parties hereto shall cause the Mergers to be consummated by filing the Certificates of Merger with the Secretary of State of the State of Delaware in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at the date and time at which the

Certificates of Merger are duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Certificates of Merger; provided, however, that notwithstanding the foregoing, the parties hereto agree that the Certificates of Merger shall provide that the Mergers shall become effective at the same time.

1.6 Effects of the Mergers. From and after the Effective Time, the Mergers shall have all of the effects provided by applicable Legal Requirements (including, without limitation, the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Docent and Click2learn, respectively, shall vest in the respective Surviving Corporations of the respective Mergers, and all debts, liabilities and duties of Docent and Click2learn, respectively, shall become the debts, liabilities and duties of the respective Surviving Corporations of the respective Mergers.

1.7 Certificate of Incorporation and Bylaws of the Surviving Corporations.

(a) Certificates of Incorporation.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the Certificate of Incorporation of the Surviving Corporation of the Docent Merger shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Docent Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation of the Docent Merger shall provide that the name of the Surviving Corporation of the Docent Merger is “Docent, Inc.”

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the Certificate of Incorporation of the Surviving Corporation of the Click2learn Merger shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Click2learn Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation of the Surviving Corporation of the Click2learn Merger shall provide that the name of the Surviving Corporation of the Click2learn Merger is “Click2learn, Inc.”

(b) Bylaws.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the Bylaws of Docent Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation of the Docent Merger, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the Bylaws of Click2learn Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation of the Click2learn Merger, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.8 Directors and Officers.

(a) Directors.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the initial directors of the Surviving Corporation of the Docent Merger shall be the Chief Executive Officer of each of Docent and Click2learn, until their respective successors are duly elected or appointed and qualified.

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the initial directors of the Surviving Corporation of the Click2learn Merger shall be the Chief Executive Officer of each of Docent and Click2learn, until their respective successors are duly elected or appointed and qualified.

(b) Officers.

(i) As of the Effective Time, by virtue of the Docent Merger and without any action on the part of Docent or Docent Merger Sub, the officers of the Surviving Corporation of the Docent Merger shall be determined by the directors of the Surviving Corporation of the Docent Merger, to serve until their respective successors are duly appointed.

(ii) As of the Effective Time, by virtue of the Click2learn Merger and without any action on the part of Click2learn or Click2learn Merger Sub, the officers of the Surviving Corporation of the Click2learn Merger shall be shall be determined by the directors of the Surviving Corporation of the Docent Merger, to serve until their respective successors are duly appointed.

1.9 Effect of Docent Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Docent Merger, and without any action on the part of Docent, Docent Merger Sub, Newco or the holders of any of the following securities, the following shall occur:

(a) Docent Merger Sub Common Stock. Each share of Common Stock of Docent Merger Sub shall be canceled and converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation of the Docent Merger.

(b) Docent Common Stock. Except as provided in Section 1.9(d) and Section 1.11(d) hereof, each share of Docent Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive 0.9525 shares (the “Docent Exchange Ratio”) of validly issued, fully paid and nonassessable Newco Common Stock upon surrender of the certificate representing such share of Docent Common Stock in the manner provided for in Section 1.11 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.14 hereof).

(c) Certain Owned Shares. Each share of Docent Common Stock which is, immediately prior to the Effective Time, held in the treasury of Docent, or outstanding and held by Click2learn, Newco, or any direct or indirect wholly owned Subsidiary of Docent, Click2learn or Newco, shall be canceled and extinguished without any conversion thereof.

(d) Docent Options. Each Docent Option outstanding immediately prior to the Effective Time shall be assumed by Newco in accordance with the terms of Section 5.10(a)(i) hereof.

(e) Docent Purchase Plan Options. All Docent Purchase Plan Options outstanding under the Docent ESPP shall be treated as set forth in Section 5.10(a)(ii) hereof.

(f) Adjustments to the Docent Exchange Ratio. The Docent Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Docent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Docent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.10 Effect of Click2learn Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Click2learn Merger, and without any action on the part of Click2learn, Click2learn Merger Sub, Newco or the holders of any of the following securities, the following shall occur:

(a) Click2learn Merger Sub Common Stock. Each share of Common Stock of Click2learn Merger Sub shall be canceled and converted into one fully paid and nonassessable share of Common Stock of the Surviving Corporation of the Click2learn Merger.

(b) Click2learn Common Stock. Except as provided in Section 1.10(d) and Section 1.11(d) hereof, each share of Click2learn Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive 0.4144 shares (the “Click2learn Exchange Ratio”) of validly issued, fully paid and nonassessable Newco Common Stock upon surrender of the certificate representing such share of Docent Common Stock in the manner provided for in Section 1.11 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.14 hereof).

(c) Certain Owned Shares. Each share of Click2learn Common Stock which is, as of immediately prior to the Effective Time, held in the treasury of Click2learn, or outstanding and held by Docent, Newco, or any direct or indirect wholly owned Subsidiary of Click2learn, Docent or Newco, shall be canceled and extinguished without any conversion thereof.

(d) Click2learn Options. Each Click2learn Option outstanding immediately prior to the Effective Time shall be treated in accordance with the terms of Section 5.10(b)(i) hereof.

(e) Click2learn Purchase Plan Options. All Click2learn Purchase Plan Options outstanding under the Click2learn ESPP shall be treated as set forth in Section 5.10(b)(ii) hereof.

(f) Adjustments to the Click2learn Exchange Ratio. The Click2learn Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Click2learn Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Click2learn Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.11 Exchange Procedures.

(a) Exchange Agent. Docent and Click2learn shall appoint a commercial bank, trust company or other institution to act as the exchange agent for the Mergers (the “Exchange Agent”).

(b) Newco to Provide Common Stock. Promptly after the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the holders of shares of Docent Common Stock and Click2learn Common Stock for exchange in accordance with the terms of this Article I, certificates representing the shares of Newco Common Stock issuable pursuant to this Agreement and the Certificates of Merger. In addition, Newco shall make available, as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.11(d) hereof and any dividends or distributions which holders of shares of Docent Common Stock and Click2learn Common Stock may be entitled to pursuant to Section 1.11(e) hereof.

(c) Exchange Procedures. Promptly after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Docent Common Stock and Click2learn Common Stock that were converted into the right to receive shares of Newco Common Stock pursuant to Section 1.9 and Section 1.10 hereof, cash in lieu of any fractional shares pursuant to Section 1.11(d) hereof and/or any dividends or other distributions pursuant to Section 1.11(e) hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Docent and Click2learn may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Newco Common Stock, cash in lieu of any fractional shares pursuant to Section 1.11(d) hereof and any dividends or other distributions pursuant to Section 1.11(e) hereof. Upon surrender of

Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Newco Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.9 and Section 1.10 hereof (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable Legal Requirements), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.11(d) hereof and any dividends or distributions payable pursuant to Section 1.11(e), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Newco Common Stock into which such shares of Docent Common Stock or Click2learn Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.11(d) hereof and any dividends or distributions payable pursuant to Section 1.11(e) hereof.

(d) Fractional Shares. No fraction of a share of Newco Common Stock will be issued by virtue of the Mergers, but in lieu thereof each holder of Docent Common Stock or Click2learn Common Stock who would otherwise be entitled to receive a fraction of a share of Newco Common Stock (after aggregating all fractional shares of Newco Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from the Exchange Agent, at such time as such holder shall receive a Certificate or Certificates representing shares of Newco Common Stock as contemplated by Section 1.11(c) hereof, an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction, and (ii) the closing price per share of Newco Common Stock on the NASDAQ on the trading day immediately succeeding the date upon which the Effective Time occurs (as reported in the Wall Street Journal, National Edition).

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Docent Common Stock or Click2learn Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.11(d) hereof will be paid to the holders of any unsurrendered Certificates with respect to the shares of Newco Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable Legal Requirements, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Newco Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.11(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Newco Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Newco Common Stock.

(f) Transfers of Ownership. If shares of Newco Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Newco or any agent designated by it any transfer or other taxes required by reason of the issuance of shares of Newco Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Newco or any agent designated by it that such Tax has been paid or is not payable.

(g) Required Withholding. Each of the Exchange Agent, Newco and the Surviving Corporations shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Docent Common Stock or Click2learn Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, Newco, the Surviving Corporations or any other party hereto shall be liable to a holder or former holder of shares of Docent Common Stock or Click2learn Common Stock, or Newco Common Stock, as the case may be, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Newco, be delivered to Newco or otherwise on the instruction of Newco, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.11 shall after such delivery to Newco look only to Newco for the shares of Newco Common Stock pursuant to Section 1.9 and 1.10 hereof, cash in lieu of any fractional shares pursuant to Section 1.11(d) hereof and any dividends or other distributions pursuant to Section 1.11(e) with respect to the shares of Docent Common Stock or Click2learn Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Docent Common Stock or Click2learn Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority shall, to the extent permitted by applicable Legal Requirements, become the property of Newco, free and clear of any claims or interest of any Person previously entitled thereto.

1.12 Repurchase Rights. If any shares of Docent Common Stock or Click2learn Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Docent or Click2learn, respectively, then the shares of Newco Common Stock issued in exchange for such shares of Docent Common Stock or Click2learn Common Stock, as applicable, shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares may accordingly be marked with appropriate legends. Docent and Click2learn each shall take all action that may be necessary to ensure that, from and after the Effective Time, Newco will be entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.13 No Further Ownership Rights in Capital Stock of Docent and Click2learn. All shares of Newco Common Stock issued upon the surrender for exchange of shares of Docent Common Stock and Click2learn Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.11(d) hereof and Section 1.11(e) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Docent Common Stock or Click2learn Common Stock, as the case may be, and there shall be no further registration of transfers on the records of Newco of shares of Docent Common Stock or Click2learn Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for any reason, they shall be canceled and exchanged in accordance with the terms of this Article I.

1.14 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Newco Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.11(d) hereof and any dividends or distributions payable pursuant to Section 1.11(e) hereof; provided, however, that Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Exchange Agent, Newco or either of the Surviving Corporations with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.15 Tax Consequences. The parties hereto intend that each of the Mergers will qualify as an exchange within the meaning of Section 368(a) of the Code and/or qualify as a tax-free exchange under Section 351 of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

1.16 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporations will be authorized to execute and deliver, in the name and on behalf of Docent and Click2learn, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Docent and Click2learn, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporations any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporations as a result of, or in connection with, the Mergers.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CLICK2LEARN

Click2learn represents and warrants to Docent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Click2learn to Docent (the “Click2learn Schedules”), as follows:

2.1 Organization of Click2learn.

(a) Click2learn and each of its Subsidiaries that has any employees, operations or assets (each a “Click2learn Material Subsidiary” and together, the “Click2learn Material Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.1) on Click2learn.

(b) Click2learn has delivered to Docent a true and complete list of all of the Click2learn Material Subsidiaries, indicating the jurisdiction of incorporation of each Click2learn Material Subsidiary and Click2learn’s equity interest therein.

(c) Click2learn has delivered or made available to Docent a true and correct copy of the Certificate of Incorporation and Bylaws of Click2learn and similar governing instruments of each of the Click2learn Material Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Click2learn nor any of the Click2learn Material Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

2.2 Click2learn Capital Structure. The authorized capital stock of Click2learn consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of which there were 32,626,731 shares issued and outstanding as of October 15, 2003, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Click2learn Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Click2learn or any agreement or document to which Click2learn is a party or by which it is bound. As of October 15, 2003, Click2learn had reserved an aggregate of 8,280,477 shares of Click2learn Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Click2learn Option Plans, under which options are outstanding for an aggregate of 6,009,076 shares and under which shares are available for grant as of October 15, 2003. As of October 15, 2003, Click2learn had reserved an aggregate of 6,937,055 shares of Click2learn Common Stock, net of exercises, for issuance pursuant to outstanding warrants. All shares of Click2learn Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Click2learn Schedules lists each outstanding option and warrant to acquire shares of Click2learn Common Stock at October 15, 2003, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Click2learn, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Click2learn owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Click2learn, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Click2learn or any of its Subsidiaries is a party or by which it is bound obligating Click2learn or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Click2learn or any of its Subsidiaries or obligating Click2learn or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Click2learn there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Click2learn or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries, other than Voting Agreements entered into concurrently with the execution of this Agreement.

2.4 Authority.

(a) Click2learn has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Click2learn, subject only to the approval and adoption of this Agreement and the approval of the Merger by Click2learn’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Click2learn Common Stock is required for Click2learn’s stockholders to approve and adopt this Agreement and approve the Click2learn Merger. This Agreement has been duly executed and delivered by Click2learn and, assuming the due authorization, execution and delivery by Docent and, if applicable, Docent Merger Sub, constitutes the valid and binding obligation of Click2learn, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Click2learn do not, and the performance of this Agreement by Click2learn will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Click2learn or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Click2learn’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Click2learn or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Click2learn’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Click2learn or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Click2learn or any of its Subsidiaries is a party or by which Click2learn or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Click2learn.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Click2learn in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Newco of a Form S-4 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Click2learn Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement (as defined in Section 2.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Click2learn or Docent or have a material adverse effect on the ability of the parties to consummate the Merger.

2.5 SEC Filings; Click2learn Financial Statements; Sarbanes-Oxley.

(a) Click2learn has filed all forms, reports and documents required to be filed with the SEC since January 1, 2001, and has made available (including by posting to the SEC’s EDGAR system) to Docent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Click2learn may file subsequent to the date hereof) are referred to herein as the “Click2learn SEC Reports.” As of their respective dates, the Click2learn SEC Reports (i) were prepared in accordance with the requirements of the

Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Click2learn SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Click2learn’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Click2learn SEC Reports (the “Click2learn Financials”), including any Click2learn SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Click2learn and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Click2learn contained in the Click2learn SEC Reports as of June 30, 2003 is hereinafter referred to as the “Click2learn Balance Sheet.” Except as disclosed in the Click2learn Financials, neither Click2learn nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Click2learn and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Click2learn Balance Sheet, or (ii) incurred since the date of the Click2learn Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

(c) Click2learn has heretofore furnished to Docent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Click2learn with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Click2learn’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) Since October 31, 1999, neither Click2learn, any Subsidiary nor, to Click2learn’s knowledge, any director, officer, employee, auditor, accountant or representative of

Click2learn or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Click2learn or any Subsidiary or its internal accounting controls, including any complaint, allegation, assertion or claim that Click2learn or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Click2learn or any Subsidiary, whether or not employed by Click2learn or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Click2learn or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any director or officer of Click2learn.

(f) To the knowledge of Click2learn, no employee of Click2learn has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither Click2learn nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Click2learn or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Click2learn or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.6 Absence of Certain Changes or Events. Since the date of the Click2learn Balance Sheet, there has not been: (i) any Material Adverse Effect on Click2learn, (ii) any material change by Click2learn in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Click2learn of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

2.7 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) Click2learn and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by Click2learn and each of its Subsidiaries with any Tax authority. Click2learn and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(ii) Click2learn and each of its Subsidiaries as of the Effective Time will have withheld or paid, as the case may be, with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(iii) Neither Click2learn nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Click2learn or any of its Subsidiaries, nor has Click2learn or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Click2learn or any of its Subsidiaries by any Tax authority is presently in progress, nor has Click2learn or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Click2learn or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to Click2learn or any of its Subsidiaries or any representative thereof.

(vi) Neither Click2learn nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Click2learn Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Click2learn, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Click2learn and its Subsidiaries in the ordinary course.

(vii) There is no contract, agreement, plan or arrangement to which Click2learn or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Click2learn or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Click2learn is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Neither Click2learn nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Click2learn or any of its Subsidiaries.

(ix) Click2learn has made available to Docent or its legal counsel or accountants copies of all Tax Returns of Click2learn and any of its Subsidiaries requested by Docent.

(x) There are (and immediately following the Effective Time there will be) no material liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of Click2learn or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of Click2learn or any of its Subsidiaries.

(xi) Neither Click2learn nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xii) Neither Click2learn nor any of its Subsidiaries has within the past five years (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Click2learn), (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Click2learn or any of its Subsidiaries owe any amount under any such agreement, (c) liability for the Taxes of any person (other than Click2learn or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xiii) Neither Click2learn nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiv) Neither Click2learn nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xv) None of Click2learn’s or its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

2.8 Click2learn Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Click2learn Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Click2learn or any of its Subsidiaries and which is material to the business of Click2learn as currently conducted and as proposed to be conducted.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Click2learn Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Click2learn or any of its Subsidiaries and which is material to the business of Click2learn as currently conducted and as proposed to be conducted.

(a) Section 2.8(a) of the Click2learn Schedules is a complete and accurate list of all Click2learn Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Click2learn Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Click2learn Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Click2learn Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Click2learn Registered Intellectual Property.

(b) Click2learn has no knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Click2learn Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Click2learn Registered Intellectual Property and Click2learn has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Click2learn Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Click2learn Registered Intellectual Property.

(c) No Click2learn Intellectual Property or product or service of Click2learn or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by

Click2learn or any of its Subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or that may affect the validity, use or enforceability of such Click2learn Intellectual Property in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) Click2learn owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Click2learn Intellectual Property or other Intellectual Property used by Click2learn free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Click2learn is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Click2learn and its Subsidiaries, including the sale of any products or the provision of any services by Click2learn and its Subsidiaries.

(e) [Intentionally omitted.]

(f) All employees of Click2learn and its Subsidiaries have entered into valid and binding agreements with Click2learn sufficient to vest title in Click2learn of all Intellectual Property created by such employees in the scope of their employment. To the extent that any material Intellectual Property has been developed or created by a third party for Click2learn or any of its Subsidiaries, Click2learn has a written agreement with such third party with respect thereto and Click2learn thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(g) Neither Click2learn nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Click2learn Intellectual Property to any third party.

(h) To the knowledge of Click2learn, the operation of the business of Click2learn and its Subsidiaries as such business currently is conducted, including Click2learn’s and its Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Click2learn and its Subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(i) Neither Click2learn nor any of its Subsidiaries has received notice from any third party that the operation of the business of Click2learn or any of its Subsidiaries or any act, product or service of Click2learn or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(j) To the knowledge of Click2learn, no person is infringing or misappropriating any Click2learn Intellectual Property.

(k) Click2learn and each of its Subsidiaries has taken reasonable steps to protect Click2learn’s and its Subsidiaries’ rights in Click2learn’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Click2learn or any of its Subsidiaries, and, without limiting the foregoing, each of Click2learn and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Docent and all current employees and contractors of Click2learn and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Click2learn.

(l) Click2learn has not given any indemnities in connection with Intellectual Property rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

(m) Click2learn has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of Click2learn or its Subsidiaries. No open source, public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated into any Click2learn product.

(n) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Click2learn in any Click2learn Intellectual Property or result in the breach or termination of any license, contract or agreement to which Click2learn is a party respecting any material Click2learn Intellectual Property.

(o) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Click2learn Intellectual Property will trigger any provision of any Click2learn contract, license or agreement that purports to obligate Docent to (i) grant to any third party any rights or licenses with respect to any Docent Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Click2learn Intellectual Property in excess of that being paid by Click2learn prior to the Closing.

2.9 Compliance; Permits; Restrictions.

(a) Neither Click2learn nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Click2learn or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Click2learn or any of its Subsidiaries is a party or by which Click2learn or any of its Subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Click2learn, no investigation or review by any Governmental Entity is pending or threatened against Click2learn or its Subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Click2learn or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Click2learn or any of its Subsidiaries, any acquisition of material property by Click2learn or any of its Subsidiaries or the conduct of business by Click2learn as currently conducted.

(b) Click2learn and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Click2learn (collectively, the “Click2learn Permits”). Click2learn and its Subsidiaries are in compliance in all material respects with the terms of the Click2learn Permits.

2.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Click2learn or any of its Subsidiaries has received any notice of assertion nor, to Click2learn’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Click2learn or any of its Subsidiaries which reasonably would be likely to be material to Click2learn, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11 Brokers’ and Finders’ Fees. Except for fees payable to Craig-Hallum Capital Group pursuant to an engagement letter dated September 26, 2003, a copy of which has been provided to Docent, Click2learn has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12 Employee Benefit Plans.

(a) All employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), which are or have been maintained, contributed to, or required to be contributed to, by Click2learn or a Click2learn Affiliate (as defined below) for the benefit of any current or former employee, director or consultant of Click2learn or a Click2learn Affiliate (each a “Click2learn Employee”) who has any present or future rights to benefits, or with respect to which Click2learn or any Click2learn Affiliate has or, to its knowledge, may in the future have liability, are listed in Section 2.12(a) of the Click2learn Schedules, excluding any arrangement with any individual for the payment of salary, bonus or commissions (the “Click2learn Plans”). Click2learn has provided or made available to Docent: (i) correct and complete copies of all documents embodying each Click2learn Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Click2learn Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Click2learn Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Click2learn Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Click2learn Plan; (vi) the most recent discrimination tests for each Click2learn Plan; (vii) the most recent actuarial valuations, if any, prepared for each

Click2learn Plan; (viii) if the Click2learn Plan is funded, the most recent annual and periodic accounting of the Click2learn Plan assets; and (ix) all communication to Click2learn Employees relating to any events which would result in any material liability to Click2learn or any Click2learn Affiliate. “Click2learn Affiliate” shall mean each Subsidiary of Click2learn and any other person or entity under common control with Click2learn or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(b) Click2learn and each Click2learn Affiliate have performed in all material respects all obligations required to be performed by them under each Click2learn Plan, including all reporting, disclosure and notification requirements, and each Click2learn Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Click2learn Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Click2learn Plan activities) has been brought, or to the knowledge of Click2learn, is threatened, against or with respect to any such Click2learn Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Click2learn, threatened by the Internal Revenue Service (the “IRS”) or Department of Labor (the “DOL”) with respect to any Click2learn Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Click2learn Plans have been timely made or accrued. Each Click2learn Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Click2learn Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Click2learn Plan. To the knowledge of Click2learn, no condition or circumstance exists giving rise to a material likelihood that any such Click2learn Plan would not be treated as qualified by the IRS. Neither Click2learn nor any Click2learn Affiliate has any plan or commitment to establish any new Click2learn Plan, to modify any Click2learn Plan (except to the extent required by law or to conform any such Click2learn Plan to the requirements of any applicable law or as required by the terms of any Click2learn Plan or this Agreement), or to enter into any new Click2learn Plan. Each Click2learn Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Docent, Click2learn or any Click2learn Affiliate (other than ordinary administration expenses).

(c) Neither Click2learn nor any Click2learn Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Click2learn or any Click2learn Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. No Click2learn Plan provides health benefits that are not fully insured through an insurance contract. Neither Click2learn, any Click2learn Affiliate, nor any officer or director of Click2learn or any Click2learn Affiliate is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a Click2learn Plan. No

“prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Click2learn Plan which could subject Click2learn or any Click2learn Affiliate to material liability.

(d) Neither Click2learn nor any Click2learn Affiliates has, prior to the Effective Time and in any material respect, violated requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act of 1998, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Click2learn Employees. None of the Click2learn Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar statute, and neither Click2learn nor any Click2learn Affiliate has represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any Click2learn Employee or other person, except to the extent required by COBRA or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Click2learn Employee under any Click2learn Plan, (ii) materially increase any benefits otherwise payable under any Click2learn Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Click2learn Employee.

(f) Neither Click2learn nor any Click2learn Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Click2learn, cause such a violation with respect to any Click2learn Employee.

(g) There is no agreement, plan, arrangement or other contract to which Click2learn or any Click2learn Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Click2learn Employee that, individually or collectively, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or would give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no agreement, plan, arrangement to which Click2learn or any Click2learn Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Each Click2learn International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such

Click2learn International Employee Plan. Furthermore, no Click2learn International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Click2learn or Docent from terminating or amending any Click2learn International Employee Plan at any time for any reason. For purposes of this Section “Click2learn International Employee Plan” shall mean each Click2learn Plan that has been adopted or maintained by Click2learn or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Click2learn or any of its Subsidiaries outside the United States.

2.13 Absence of Liens and Encumbrances; Real Property.

(a) Click2learn and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Click2learn Financials and except for liens for taxes not yet delinquent and such imperfections of title and encumbrances, if any, which would not be material to Click2learn.

(b) Neither Click2learn nor any Subsidiary of Click2learn owns any real property. Section 2.13(b) of the Click2learn Schedules sets forth a list of all properties leased or otherwise occupied by Click2learn or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the “Click2learn Facilities”). Section 2.13(b) of the Click2learn Schedules identifies all of the leases or other occupancy agreements with respect to the Click2learn Facilities (the “Click2learn Leases”) and any amendments or modifications to the Click2learn Leases. No party other than Click2learn, its Subsidiary or a subtenant identified in Section 2.13(b) of the Click2learn Schedules, as applicable, has the right to occupy any of the Click2learn Facilities. The execution and delivery of this Agreement by Click2learn do not, and the performance of this Agreement by Click2learn will not result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Click2learn’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Click2learn Lease.

2.14 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Click2learn or any of its Subsidiaries (in any individual case or in the aggregate), (i) neither Click2learn nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, disposed of, released, recycled, sold or distributed Hazardous Materials, or any product containing Hazardous Materials, in violation of any ordinance, rule, order, decree, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof; or (ii) exposed, or caused its employees or others to be exposed to Hazardous Materials.

(b) Environmental Conditions. No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Click2learn or its Subsidiaries, or were present on any such properties at the time such properties ceased to be owned, leased or used by

Click2learn or its Subsidiaries, in such a manner as would be reasonably likely to result in a material liability or clean-up related obligation of Click2learn or any of its Subsidiaries under any Environmental Laws. “Environmental Laws” means any and all statutes, laws and regulations relating in any way to pollution, the environment or the protection of human health and worker safety. “Hazardous Materials” means any chemical, pollutant, contaminant, waste, or toxic or hazardous substance or material regulated under any Environmental Law.

2.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Click2learn or any Click2learn Affiliate is pending, threatened or reasonably anticipated. Click2learn does not know of any activities or proceedings of any labor union to organize any Click2learn Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Click2learn, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Click2learn Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Click2learn. Neither Click2learn nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Click2learn nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Click2learn Employees and no collective bargaining agreement is being negotiated with respect to Click2learn Employees. Neither Click2learn nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(b) Click2learn and each Click2learn Affiliate are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Click2learn Employees. Neither Click2learn nor any Click2learn Affiliate has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to Click2learn.

2.16 Agreements, Contracts and Commitments. Neither Company nor any of its Subsidiaries is a party to or is bound by:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Click2learn’s Board of Directors, other than those that are terminable by Click2learn or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Click2learn;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business, that would not reasonably be expected to have a Material Adverse Effect on Click2learn, or any guaranty of the obligations of a Subsidiary of Click2learn;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Click2learn or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Click2learn or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Click2learn has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Click2learn’s Subsidiaries;

(f) any dealer, distributor, joint marketing or development agreement currently in force under which Click2learn or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Click2learn or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Click2learn or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Click2learn and its Subsidiaries taken as a whole;

(h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Click2learn product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Click2learn products, service or technology except agreements with distributors or sales representative in the normal course of business and substantially in the form previously provided to Docent;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Click2learn has contingent obligations of a material nature; or

(k) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, (i) has in the past 12 months resulted in payments being made by Click2learn or revenue to Click2learn in excess of $1,000,000 or (ii) will, if fulfilled in accordance with its terms, result in payments being made by Click2learn or revenue to Click2learn in excess of $1,000,000 in the next 12 months.

Neither Click2learn nor any of its Subsidiaries, nor to Click2learn’s knowledge any other party to a Click2learn Contract (as defined below), is in breach, violation or default under, and neither Click2learn nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Click2learn or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Click2learn Schedules (any such agreement, contract or commitment, a “Click2learn Contract”) in such a manner as would permit any other party to cancel or terminate any such Click2learn Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

2.17 Statements; Proxy Statement/Prospectus. (i) None of the information supplied or to be supplied by Click2learn for inclusion or incorporation by reference in the Registration Statement (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of Click2learn in connection with the meeting of Click2learn’s stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the “Click2learn Stockholders’ Meeting”) and to the stockholders of Docent in connection with the meeting of Docent’s stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the “Docent Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to Click2learn’s stockholders and Docent’s stockholders, at the time of the Click2learn Stockholders’ Meeting, the Docent Stockholders’ Meeting or at the Effective Time, with respect to information supplied or to be supplied by Click2learn, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Click2learn Stockholders’ Meeting or the Docent Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Click2learn or any of its affiliates, officers or directors should be discovered by Click2learn which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Click2learn shall promptly inform Docent. Notwithstanding the foregoing, Click2learn makes no representation or warranty with respect to any information supplied by Docent or Merger Sub which is contained in any of the foregoing documents.

2.18 Board Approval. The Board of Directors of Click2learn has, as of the date of this Agreement, (i) determined that the Click2learn Merger is fair to, advisable and in the best interests of Click2learn and its stockholders, (ii) subject to the terms of this Agreement, determined to recommend that the stockholders of Click2learn approve this Agreement and (iii) duly approved the Click2learn Merger, this Agreement and the transactions contemplated hereby.

2.19 State Takeover Statutes. The Board of Directors of Click2learn has approved the Click2learn Merger, this Agreement, the Click2learn Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Click2learn Merger, this Agreement, the Click2learn Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL and Wash. Rev. Code §§23B.19.010, et. seq. to the extent, if any, such sections are applicable to the Click2learn Merger, this Agreement, the Click2learn Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Click2learn Merger, this Agreement, the Click2learn Voting Agreement or the transactions contemplated hereby and thereby.

2.20 Fairness Opinion. Click2learn has received a written opinion from Craig-Hallum Capital Group, dated as of the date hereof, to the effect that as of the date hereof, the Click2learn Exchange Ratio is fair to Click2learn’s stockholders from a financial point of view and has delivered to Docent a copy of such opinion.

2.21 [Intentionally omitted.]

2.22 Affiliates. Section 2.22 of the Click2learn Schedules sets forth a list of all Persons who may be deemed at the date of this Agreement to be “affiliates” of Click2learn for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DOCENT

Docent represents and warrants to Click2learn, subject to the exceptions specifically disclosed in the disclosure letter supplied by Docent to Click2learn (the “Docent Schedules”), as follows:

3.1 Organization of Docent.

(a) Docent and each of its Subsidiaries that has any employees, operations or assets (each a “Docent Material Subsidiary” and together, the “Docent Material Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Docent.

(b) Docent has delivered to Click2learn a true and complete list of all of the Docent Material Subsidiaries, indicating the jurisdiction of incorporation of each Docent Material Subsidiary and Docent’s equity interest therein.

(c) Docent has delivered or made available to Click2learn a true and correct copy of the Certificate of Incorporation and Bylaws of Docent and similar governing instruments of each of the Docent Material Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Docent nor any of the Docent Material Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2 Docent Capital Structure. The authorized capital stock of Docent consists of 83,333,333 shares of Common Stock, par value $0.001 per share, of which 13,101,694 shares are issued and outstanding as of October 15, 2003 and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding and 2,000,000 of which are reserved for issuance upon exercise of preferred stock purchase rights (the “Docent Rights”). All outstanding shares of Docent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Docent or any agreement or document to which Docent is a party or by which it is bound. As of October 15, 2003, Docent had reserved an aggregate of 4,577,354 shares of Docent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Docent Option Plans, under which options are outstanding for 3,975,080 shares and under which 602,274 shares are available for grant as of October 15, 2003. As of October 15, 2003, Docent had reserved an aggregate of 13,249 shares of Docent Common Stock, net of exercises, for issuance pursuant to outstanding warrants. All shares of Docent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 3.2 of Docent Schedules lists each outstanding option and warrant to acquire shares of Docent Common Stock at October 15, 2003, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Docent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Docent owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Docent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Docent or any of its Subsidiaries is a party or by which it is bound obligating Docent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Docent or any of its Subsidiaries or obligating Docent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Docent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Docent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries, other than Voting Agreements entered into concurrently with the execution of this Agreement.

3.4 Authority.

(a) Docent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Docent, subject only to the approval and adoption of this Agreement and the approval or the Merger by Docent’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL. A vote of the holders of at least a majority of the outstanding shares of the Docent Common Stock is required for Docent’s stockholders to approve and adopt this Agreement and approve the Docent Merger. This Agreement has been duly executed and delivered by Docent and, assuming the due authorization, execution and delivery by Click2learn and, if applicable, Click2learn Merger Sub, constitutes the valid and binding obligation of Docent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Docent do not, and the performance of this Agreement by Docent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Docent or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Docent’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Docent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Docent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Docent or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Docent or any of its Subsidiaries is a party or by which Docent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Docent.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Docent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Newco of a Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Docent Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Docent or Click2learn or have a material adverse effect on the ability of the parties to consummate the Merger.

3.5 SEC Filings; Docent Financial Statements; Sarbanes-Oxley.

(a) Docent has filed all forms, reports and documents required to be filed with the SEC since January 1, 2001, and has made available (including by posting to the SEC’s EDGAR system) to Click2learn such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Docent may file subsequent to the date hereof) are referred to herein as the “Docent SEC Reports.” As of their respective dates, the Docent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Docent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Docent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Docent SEC Reports (the “Docent Financials”), including any Docent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Docent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Docent contained in the Docent SEC Reports as of June 30, 2003 is hereinafter referred to as the “Docent Balance Sheet.” Except as disclosed in the Docent Financials, neither Docent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Docent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Docent Balance Sheet, or (ii) incurred since the date of the Docent Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

(c) Docent has heretofore furnished to Click2learn a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Docent with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Docent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) Since October 31, 1999, neither Docent, any Subsidiary nor, to Docent’s knowledge, any director, officer, employee, auditor, accountant or representative of Docent or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Docent or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Docent or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Docent or any Subsidiary, whether or not employed by Docent or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Docent or any of its officers, directors, employees or agents to the Board of Directors of Docent or any committee thereof or to any director or officer of Docent.

(f) To the knowledge of Docent, no employee of Docent or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither Docent nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Docent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Docent or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

3.6 Absence of Certain Changes or Events. Since the date of the Docent Balance Sheet, there has not been: (i) any Material Adverse Effect on Docent, (ii) any material change by Docent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Docent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.7 Taxes.

(a) Docent and each of its Subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Docent and each of its Subsidiaries with any Tax authority. Docent and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

(b) Docent and each of its Subsidiaries as of the Effective Time will have withheld or paid, as the case may be, with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Neither Docent nor any of its Subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Docent or any of its Subsidiaries, nor has Docent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Docent or any of its Subsidiaries by any Tax authority is presently in progress, nor has Docent or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Docent or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to Docent or any of its Subsidiaries or any representative thereof.

(f) Neither Docent nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Docent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Docent, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of Docent and its Subsidiaries in the ordinary course.

(g) There is no contract, agreement, plan or arrangement to which Docent or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Docent or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Docent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither Docent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Docent or any of its Subsidiaries.

(i) Docent has made available to Click2learn or its legal counsel or accountants copies of all Tax Returns of Docent and any of its Subsidiaries requested by Click2learn.

(j) There are (and immediately following the Effective Time there will be) no Liens on the assets of Docent or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of Docent or any of its Subsidiaries.

(k) Neither Docent nor any of its Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) Neither Docent nor any of its Subsidiaries has within the past five years (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Docent), (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Docent or any of its Subsidiaries owe any amount under any such agreement (c) liability for the Taxes of any person (other than Docent or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(m) Neither Docent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(n) Neither Docent nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(o) None of Docent’s or its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

3.8 Docent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Docent Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Docent or any of its Subsidiaries and which is material to the business of Docent as currently conducted and as proposed to be conducted.

“Docent Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Docent or any of its Subsidiaries and which is material to the business of Docent as currently conducted and as proposed to be conducted.

(a) Section 3.8(a) of the Docent Schedules is a complete and accurate list of all Docent Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Docent Registered Intellectual Property has been issued or registered. All necessary registration, maintenance and renewal fees currently due in connection with such Docent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Docent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Docent Registered Intellectual Property.

(b) Docent has no knowledge of any information, materials, facts or circumstances, including any information or fact that would render any of the Docent Registered Intellectual Property invalid or unenforceable, or would materially affect any pending application for any Docent Registered Intellectual Property and Docent has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Docent Registered Intellectual Property that would constitute fraud or misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Docent Registered Intellectual Property.

(c) No Docent Intellectual Property or product or service of Docent or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Docent or any of its Subsidiaries in a manner that would reasonably be expected to have a Material Adverse Effect, or which may affect the validity, use or enforceability of such Docent Intellectual Property in a manner that would reasonably be expected to have a Material Adverse Effect.

(d) Docent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of Docent Intellectual Property or other Intellectual Property used by Docent free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Docent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Docent and its Subsidiaries, including the sale of any products or the provision of any services by Docent and its Subsidiaries.

(e) [Intentionally omitted.]

(f) All employees of Docent and its Subsidiaries have entered into valid and binding agreements with Docent sufficient to vest title in Docent of all Intellectual Property created by such employees in the scope of their employment. To the extent that any material Intellectual Property has been developed or created by a third party for Docent or any of its Subsidiaries, Docent has a written agreement with such third party with respect thereto and Docent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(g) Neither Docent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Docent Intellectual Property, to any third party.

(h) To the knowledge of Docent, the operation of the business of Docent and its Subsidiaries as such business currently is conducted, including Docent’s and its Subsidiaries’ design, development, manufacture, marketing and sale of the products or services of Docent and its Subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(i) Neither Docent nor any of its Subsidiaries has received notice from any third party that the operation of the business of Docent or any of its Subsidiaries or any act, product or service of Docent or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(j) To the knowledge of Docent, no person has or is infringing or misappropriating any Docent Intellectual Property.

(k) Docent and each of its Subsidiaries has taken reasonable steps to protect Docent’s and its Subsidiaries’ rights in Docent’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Docent or any of its Subsidiaries, and, without limiting the foregoing, each of Docent and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Click2learn and all current employees and contractors of Docent and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Docent.

(l) Docent has not given any indemnities in connection with Intellectual Property Rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

(m) Docent has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of Docent or its Subsidiaries. No open source, public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated into any Docent product

(n) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Docent in any Docent Intellectual Property or result in the breach or termination of any license, contract or agreement to which Docent is a party respecting any material Docent Intellectual Property.

(o) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Docent Intellectual Property will trigger any provision of any Click2learn contract, license or agreement that purports to obligate Click2learn to (i) grant to any third party any rights or licenses with respect to any Docent Intellectual Property; or (ii) increase the royalties or other amounts payable for licenses to Docent Intellectual Property in excess of that being paid by Docent prior to the Closing.

3.9 Compliance; Permits; Restrictions.

(a) Neither Docent nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Docent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Docent or any of its Subsidiaries is a party or by which Docent or any of its Subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Docent, no investigation or review by any Governmental Entity is pending or threatened against Docent or its Subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Docent or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Docent or any of its Subsidiaries, any acquisition of material property by Docent or any of its Subsidiaries or the conduct of business by Docent as currently conducted.

(b) Docent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Docent (collectively, the “Docent Permits”). Docent and its Subsidiaries are in compliance in all material respects with the terms of the Docent Permits.

3.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Docent or any of its Subsidiaries has received any notice of assertion nor, to Docent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Docent or any of its Subsidiaries which reasonably would be likely to be material to Docent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.11 Brokers’ and Finders’ Fees. Except for fees payable to C.E. Unterberg, Towbin pursuant to an engagement letter dated August 13, 2003, a copy of which has been provided to Click2learn, Docent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 Employee Benefit Plans.

(a) All employee compensation, incentive, retirement, welfare, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of ERISA, which are or have been maintained, contributed to, or required to be contributed to, by Docent or a Docent Affiliate (as defined below) for the benefit of any current or former employee, director or consultant of Docent or a Docent Affiliate (each a “Docent Employee”) who has any present or future rights to benefits, or with respect to which Docent or any Docent Affiliate has or, to its knowledge, may in the future have liability, are listed in Section 3.12(a) of the Docent Schedules, excluding any arrangement with any individual for the payment of salary, bonus or commissions (the “Docent Plans”). Docent has provided or made available to Click2learn: (i) correct and complete copies of all documents embodying each Docent Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Docent Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Docent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Docent Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Docent Plan; (vi) the most recent discrimination tests for each Docent Plan; (vii) the most recent actuarial valuations, if any, prepared for each Docent Plan; (viii) if the Docent Plan is funded, the most recent annual and periodic accounting of the Docent Plan assets; and (ix) all communication to Docent Employees relating to any events which would result in any material liability to Docent or any Docent Affiliate. “Docent Affiliate” shall mean each Subsidiary of Docent and any other person or entity under common control with Docent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued under the Code.

(b) Docent and each Docent Affiliate have performed in all material respects all obligations required to be performed by them under each Docent Plan, including all reporting, disclosure and notification requirements, and each Docent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Docent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Docent Plan activities) has been brought, or to the knowledge of Docent, is threatened, against or with respect to any such Docent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Docent, threatened by the IRS or the DOL with respect to any Docent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Docent Plans have been timely made or accrued. Each Docent Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Docent Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Docent Plan. To the knowledge of Docent, no condition or circumstance exists giving rise to a material likelihood that any such Docent Plan would not be treated as qualified by the IRS. Neither Docent nor any Docent Affiliate has any plan or commitment to establish any new Docent Plan, to modify any Docent Plan (except to the extent required by law or to conform any such Docent Plan to the requirements of any applicable law or as required by the terms of any Docent Plan or this Agreement), or to enter into any new Docent Plan. Each Docent Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Click2learn, Docent or any Docent Affiliates (other than ordinary administration expenses).

(c) Neither Docent, nor any Docent Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Docent or any Docent Affiliate contributed to or been requested to contribute to any “multi-employer plan,” as such term is defined in ERISA. No Docent Plan provides health benefits that are not fully insured through an insurance contract. Neither Docent, any Docent Affiliate, nor any officer or director of Docent or any Docent Affiliate is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA with respect to a Docent Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Docent Plan which could subject Docent or any Docent Affiliate to material liability.

(d) Neither Docent nor any Docent Affiliate has, prior to the Effective Time and in any material respect, violated the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act of 1998, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to Docent Employees. None of the Docent Plans promises or provides post-termination or retiree medical or other post-termination or retiree welfare benefits to any person except as required by COBRA, or similar statute, and neither Docent nor any Docent Affiliate has represented, promised or contracted (whether in oral or written form) to provide such post-termination or retiree benefits to any Docent Employee, or other person, except to the extent required by COBRA or similar statute.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of termination of employment following the transaction) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Docent Employee under any Docent Plan, (ii) materially increase any benefits otherwise payable under any Docent Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, or (iv) result in any loan or other extension of credit to or on behalf of any Docent Employee.

(f) Neither Docent nor any Docent Affiliate has violated Section 402 of the Sarbanes-Oxley Act and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Docent, cause such a violation with respect to any Docent Employee.

(g) There is no agreement, plan, arrangement or other contract to which Docent or any Docent Affiliate is a party, including but not limited to any agreements entered into in connection with this Agreement, covering any Docent Employee that, individually or collectively, would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the code or would give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no agreement, plan, arrangement to which Docent or any Docent Affiliate is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Each Docent International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Docent International Employee Plan. Furthermore, no Docent International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Docent or Click2learn from terminating or amending any Docent International Employee Plan at any time for any reason. For purposes of this Section “Docent International Employee Plan” shall mean each Docent Plan that has been adopted or maintained by Docent or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of Docent or any of its Subsidiaries outside the United States.

3.13 Absence of Liens and Encumbrances; Real Property.

(a) Docent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Docent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Docent.

(b) Neither Docent nor any Subsidiary of Docent owns any real property. Section 3.13(b) of the Docent Schedules sets forth a list of all properties leased or otherwise occupied by Docent or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the “Docent Facilities”). Section 3.13(b) of the Docent Schedules identifies all of the leases or other occupancy agreements with respect to the Docent Facilities (the “Docent Leases”) and any amendments or modifications to the Docent Leases. No party other than Docent, its Subsidiary or a subtenant identified in Section 3.13(b) of the Docent Schedules, as applicable, has the right to occupy any of the Docent Facilities. The execution and delivery of this Agreement by Docent do not, and the performance of this Agreement by Docent will not result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Docent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Docent Lease.

3.14 Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Docent or any of its Subsidiaries (in any individual case or in the aggregate), (i) neither Docent nor any of its Subsidiaries has generated, transported, treated, stored, used, manufactured, disposed of, released, recycled, sold or distributed Hazardous Materials, or any product containing Hazardous Materials, in violation of any ordinance, rule, order, decree, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof; or (ii) exposed, or caused its employees or others to be exposed to Hazardous Materials.

(b) No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Docent or its Subsidiaries, or were present on any such properties at the time such properties ceased to be owned, leased or used by Docent or its Subsidiaries, in such a manner as would be reasonably likely to result in a material liability or clean-up related obligation of Docent or any of its Subsidiaries under any Environmental Laws.

3.15 Labor and Employment Matters.

(a) No work stoppage or labor strike against Docent or any Docent Affiliate is pending, threatened or reasonably anticipated. Docent does not know of any activities or proceedings of any labor union to organize any Docent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Docent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Docent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Docent. Neither Docent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Docent nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Docent Employees and no collective bargaining agreement is being negotiated with respect to Docent Employees. Neither Docent nor any of its Subsidiaries have incurred any material liability or material obligation under the Work Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(b) Docent and each Docent Affiliate are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours in each case with respect to Docent Employees. Neither Docent nor any Docent Affiliate has or could reasonably be expected to have any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in material harm to Docent.

3.16 Agreements, Contracts and Commitments. Neither Company nor any of its Subsidiaries is a party to or is bound by:

(a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Docent’s Board of Directors, other than those that are terminable by Docent or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to Docent;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business, that would not reasonably be expected to have a Material Adverse Effect on Docent, or any guaranty of the obligations of a Subsidiary of Docent;

(d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Docent or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Docent or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Docent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Docent’s Subsidiaries;

(f) any dealer, distributor, joint marketing or development agreement currently in force under which Docent or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Docent or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Docent or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Docent and its Subsidiaries taken as a whole;

(h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Docent product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Docent products, service or technology except agreements with distributors or sales representative in the normal course of business and substantially in the form previously provided to Click2learn;

(i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(j) any settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(k) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, (i) has in the past 12 months resulted in payments being made by Docent or revenue to Docent in excess of $1,000,000 or (ii) will, if fulfilled in accordance with its terms, result in payments being made by Docent or revenue to Docent in excess of $1,000,000 in the next 12 months.

Neither Docent nor any of its Subsidiaries, nor to Docent’s knowledge any other party to a Docent Contract (as defined below), is in breach, violation or default under, and neither Docent nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Docent or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Docent Schedules (any such agreement, contract or commitment, a “Docent Contract”) in such a manner as would permit any other party to cancel or terminate any such Docent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

3.17 Statements; Proxy Statement/Prospectus. (i) None of the information supplied or to be supplied by Docent for inclusion or incorporation by reference in the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Docent’s stockholders and Click2learn’s stockholders, at the time of the Docent Stockholders’ Meeting, the Click2learn Stockholders’ Meeting, or the Effective Time, with respect to information supplied by Docent or to be supplied by Docent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Docent Stockholders’ Meeting or the Click2learn Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Docent or any of its affiliates, officers or directors should be discovered by Docent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Docent shall promptly inform Click2learn. Notwithstanding the foregoing, Docent makes no representation or warranty with respect to any information supplied by Click2learn which is contained in any of the foregoing documents.

3.18 Board Approval. The Board of Directors of Docent has, as of the date of this Agreement, (i) determined that the Docent Merger is fair to, advisable and in the best interests of Docent and its stockholders, (ii) subject to the terms of this Agreement, determined to recommend that the stockholders of Docent approve this Agreement and (iii) duly approved the Docent Merger, this Agreement and the transactions contemplated hereby.

3.19 State Takeover Statutes. The Board of Directors of Docent has approved the Docent Merger, this Agreement, and the Docent Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Docent Merger, this Agreement, the Docent Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL to the extent, if any, such section is applicable to the Docent Merger, this Agreement, the Docent Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Docent Merger, this Agreement, the Docent Voting Agreement or the transactions contemplated hereby and thereby.

3.20 Fairness Opinion. Docent has received a written opinion from C.E. Unterberg, Towbin, dated as of the date hereof, to the effect that as of the date hereof, the Docent Exchange Ratio is fair to Docent’s stockholders from a financial point of view and has delivered to Click2learn a copy of such opinion.

3.21 Rights Plan. Docent has taken all action so that (i) Click2learn shall not be an “Acquiring Person” within the meaning of the Docent Rights Agreement and (ii) the entering into of this Agreement, the Docent Voting Agreement and the transactions contemplated hereby will not result in the grant of any rights to any Person under the Docent Rights Agreement or enable or require the Docent Rights to be exercised, distributed or triggered.

3.22 Affiliates. Section 3.22 of the Docent Schedules sets forth a list of all Persons who may be deemed at the date of this Agreement to be “affiliates” of Docent for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Click2learn (which for the purposes of this Article IV shall include Click2learn and each of its Subsidiaries) and Docent (which for the purposes of this Article IV shall include Docent and each of its Subsidiaries) agree, except (i) in the case of Click2learn as provided in Article IV of the Click2learn Schedules and in the case of Docent as provided in Article IV of the Docent Schedules, or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In addition, except in the case of Click2learn as provided in Article IV of the Click2learn Schedules and in the case of Docent as provided in Article IV of the Docent Schedules, without the prior written consent of the other, neither Click2learn nor Docent shall do any of the following, and neither Click2learn nor Docent shall permit its Subsidiaries to do any of the following:

(a) Except as required by law or pursuant to the terms of a Click2learn Plan or a Docent Plan, as the case may be, in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice, directly or indirectly, options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Enter into any material partnership arrangements, joint development agreements or strategic alliances other than in the ordinary course of business consistent with past practice;

(c) Grant any severance or termination pay to any officer or employee in excess of $25,000 to any individual and $100,000 in the aggregate, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Other than in the ordinary course of business, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Click2learn Intellectual Property or the Docent Intellectual Property, as the case may be, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business, provided, however, that no grant or transfer of a source code license shall be considered as occurring in the ordinary course of business;

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Click2learn or its Subsidiaries, or Docent or its Subsidiaries, as the case may be, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Click2learn Common Stock or Docent Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) the granting of options to purchase shares of Click2learn Common Stock or Docent Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 250,000 shares in the aggregate, (iii) shares of Click2learn Common Stock or Docent Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii) or options or warrants outstanding on the date of this Agreement, and (iv) shares of Click2learn Common Stock or Docent Common Stock, as the case may be, issuable to participants in the Docent ESPP or the Click2learn ESPP consistent with the terms thereof;

(h) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any Subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Click2learn or Docent;

(j) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(k) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Click2learn or Docent, as the case may be;

(l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Click2learn or Docent, as the case may be, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(n) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

(o) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Click2learn or any of its Subsidiaries or Docent or any of its Subsidiaries, as the case may be, is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(p) Except in the ordinary course of business, enter into or materially modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Click2learn’s or Docent’s products, as the case may be, or products licensed by Click2learn or Docent, as the case may be;

(q) Revalue any of its assets or, except as required by GAAP or the SEC, make any change in accounting methods, principles or practices;

(r) Incur or enter into any agreement or commitment obligating the party or its Subsidiary to make a payment or undertake an obligation outside the ordinary course of business in excess of $100,000 individually;

(s) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code or a tax-free exchange under Section 351 of the Code, whether or not otherwise permitted by the provisions of this Article IV;

(t) Make any material tax election, settle or compromise any material tax liability or amend any material Tax Return;

(u) Hire any individual employee or employees except in the ordinary course of business consistent with past practice in the past year;

(v) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business or in excess of $25,000 individually or $100,000 in the aggregate;

(w) Make any grant of exclusive rights to any third party; or

(x) Enter into any legally binding agreement or otherwise to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Click2learn and Docent will prepare and file with the SEC the Proxy Statement, and Newco will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus, for use in connection with the registration under the Securities Act of the shares of Newco Common Stock issuable in connection with the Mergers. Each of Click2learn, Docent and Newco will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, thereafter, will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, each of Click2learn, Docent and Newco will prepare and file any other filings required under the Exchange Act, the Securities Act, any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of Click2learn, Docent and Newco will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Mergers or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Click2learn, Docent or Newco, as the case may be, will promptly inform the other parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Click2learn or stockholders of Docent such amendment or supplement. Newco shall also use commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Newco Common Stock in the Mergers and the conversion of Docent Options, Click2learn Options and the Click2learn Purchase Plan Options into options to acquire Newco Common Stock, and Docent shall furnish any information concerning Docent and the holders of Docent Common Stock and Docent Options as may be reasonably requested in connection with any such action and Click2learn shall furnish any information concerning Click2learn and the holders of Click2learn Common Stock, Click2learn Options and Click2learn Purchase Plan Options as may be reasonably requested in connection with any such action.

(b) Subject to Sections 5.2(b) and 5.2(c), (i) the Proxy Statement shall include a statement to the effect that the Docent Board has recommended that the stockholders of Docent vote in favor of adoption and approval of this Agreement and approval of the Docent Merger at its Stockholders’ Meeting, and (ii) the Proxy Statement shall include a statement to the effect that the Click2learn Board has recommended that the stockholders of Click2learn vote in favor of adoption and approval of this Agreement and approval of the Click2learn Merger at its Stockholders’ Meeting.

5.2 Meetings of Stockholders.

(a) Promptly after the date hereof, Click2learn will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Click2learn Stockholders’ Meeting to be held as promptly as practicable, for the purpose of voting upon the Click2learn Merger and, to the extent applicable, the other transactions contemplated by this Agreement. Click2learn will consult with Docent and use its commercially reasonable efforts to hold the Click2learn Stockholders’ Meeting on the same day as the Docent Stockholders’ Meeting. Promptly after the date hereof, Docent will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Docent Stockholders’ Meeting to be held as promptly as practicable for the purpose of voting upon the Docent Merger and, to the extent applicable, the other transactions contemplated by this Agreement. Docent will consult with Click2learn and will use its commercially reasonable efforts to hold the Docent Stockholders’ Meeting on the same day as the Click2learn Stockholders’ Meeting. Subject to Sections 5.2(b) and 5.2(c), Docent and Click2learn will each use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the National Association of Securities Dealers, Inc. or the DGCL and all other applicable legal requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Docent or Click2learn, as the case may be, may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its respective stockholders in advance of a vote on the Mergers and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Docent Common Stock or Click2learn Common Stock (as the case may be) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

(b) Except as provided in this Section 5.2(b), neither the Click2learn Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Docent, its recommendation to the effect set forth in Section 2.18. Nothing in this Agreement shall prevent the Board of Directors of Click2learn from withholding, withdrawing, amending or modifying its recommendation in favor of the Agreement if (i) a Click2learn Acquisition Proposal (as defined below) is made to Click2learn and is not withdrawn, (ii) such Acquisition Proposal constitutes a Click2learn Superior Offer(as defined below), (iii) neither Click2learn nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(a) in connection with such Click2learn Acquisition Proposal (as defined below), and (iv) the Board of Directors of Click2learn concludes in good faith, after consultation with its outside counsel, that, in light of such Click2learn Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Click2learn to comply with its fiduciary duties to Click2learn’s stockholders under applicable law. Nothing contained in this Section 5.2 shall limit Click2learn’s obligation to hold and convene the Click2learn Stockholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Click2learn shall have been withdrawn, amended or modified). For purposes of this Agreement, “Click2learn Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Click2learn, pursuant to which the stockholders of Click2learn immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Click2learn of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Click2learn’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Click2learn), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of capital stock of Click2learn, in each case on terms that the Board of Directors of Click2learn determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the Click2learn stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a “Click2learn Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

(c) Except as provided in this Section 5.2(c), neither the Docent Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Click2learn, its recommendation to the effect set forth in Section 3.18. Nothing in this Agreement shall prevent the Board of Directors of Docent from withholding, withdrawing, amending or modifying its recommendation in favor of the Agreement if (i) a Docent Acquisition Proposal (as defined below) is made to Docent and is not withdrawn, (ii) such Acquisition Proposal constitutes a Docent Superior Offer (as defined below), (iii) neither Docent nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(b) in connection with such Docent Acquisition Proposal (as defined below), and (iv) the Board of Directors of Docent concludes in good faith, after consultation with its outside counsel, that, in light of such Docent Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Docent to comply with its fiduciary duties to Docent’s stockholders under applicable law. Nothing contained in this Section 5.2 shall limit Docent’s obligation to hold and convene the Docent Stockholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Docent shall have been withdrawn, amended or modified). For purposes of this Agreement, “Docent Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Docent, pursuant to which the stockholders of Docent immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Docent of assets

(excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Docent’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Docent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the post-issuance outstanding shares of capital stock of the Docent, in each case on terms that the Board of Directors of Docent determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the Docent stockholders than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the offer and the third party making the offer; provided, however, that any such offer shall not be deemed to be a “Docent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed.

5.3 Access to Information; Confidentiality.

(a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(b) The parties acknowledge that Click2learn and Docent have previously executed a Confidentiality Agreement, dated September 5, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.4 No Solicitation.

(a) Restrictions on Click2learn.

(i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Click2learn and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Click2learn Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Click2learn Acquisition Proposal, (iii) engage in discussions with any person with respect to any Click2learn Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(b), approve, endorse or recommend any Click2learn Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Click2learn Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Click2learn stockholders, this Section 5.4(a) shall not prohibit Click2learn from furnishing information regarding Click2learn and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Click2learn Superior Offer submitted by such person or group (and not withdrawn) to the extent and so long as (1) neither Click2learn nor any representative of Click2learn and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(a) in connection with such Click2learn Superior Offer, (2) the Board of Directors of Click2learn concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Click2learn to comply with its fiduciary obligations to Click2learn’s stockholders under applicable law, (3) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Click2learn gives Docent written notice of the identity of such person or group and of Click2learn’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Click2learn receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, Click2learn furnishes such information to Docent (to the extent such information has not been previously furnished by Click2learn to Docent). Click2learn and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Click2learn Acquisition Proposal. In addition to the foregoing, Click2learn shall (i) provide Docent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Click2learn’s Board of Directors but in no event less than eight hours) of any meeting of Click2learn’s Board of Directors at which Click2learn’s Board of Directors is reasonably expected to consider a Click2learn Acquisition Proposal and (ii) provide Docent with at least three (3) business days prior written notice of a meeting of Click2learn’s Board of Directors at which Click2learn’s Board of Directors is reasonably expected to recommend a Click2learn Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Click2learn Superior Offer.

(ii) For purposes of this Agreement, “Click2learn Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Docent) relating to any Click2learn Acquisition Transaction. For the purposes of this Agreement, “Click2learn Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Click2learn by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Click2learn or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Click2learn or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Click2learn pursuant to which the stockholders of Click2learn immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Click2learn; or (C) any liquidation or dissolution of Click2learn.

(iii) In addition to the obligations of Click2learn set forth in paragraph (i) of this Section 5.4(a), Click2learn as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Docent orally and in writing of any request received by Click2learn for information which Click2learn reasonably believes could lead to a Click2learn Acquisition Proposal or of any Click2learn Acquisition Proposal, the material terms and conditions of such request, Click2learn Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Click2learn Acquisition Proposal or inquiry. Click2learn will keep Docent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Click2learn Acquisition Proposal or inquiry.

(b) Restrictions on Docent.

(i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Docent and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Docent Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Docent Acquisition Proposal, (iii) engage in discussions with any person with respect to any Docent Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Docent Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Docent Acquisition Transaction (as defined below); provided, however, until the date on which this Agreement is approved by the required vote of the Docent stockholders, this Section 5.4(b) shall not prohibit Docent from furnishing information regarding Docent and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Docent Superior Offer submitted by such person or group (and not withdrawn) to the extent and so long as (1) neither Docent nor any representative of Docent and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(b) in connection with such Docent Superior Offer, (2) the Board of Directors of Docent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Docent to comply with its fiduciary obligations to Docent’s stockholders under applicable law, (3) (x) at least one (1) business day prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Docent gives Click2learn written notice of the identity of such person or group and of Docent’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Docent receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, Docent furnishes such information to Click2learn (to the extent such information has not been previously furnished by Docent to Click2learn). Docent and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Docent Acquisition Proposal. In addition to the foregoing, Docent shall (i) provide Click2learn with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Docent’s Board of Directors but in no event less than eight hours) of any meeting of Docent’s Board of Directors at which Docent’s Board of Directors is reasonably expected to consider a Docent Acquisition Proposal and (ii) provide Click2learn with at least three (3) business days prior written notice of a meeting of Docent’s Board of Directors at which Docent’s Board of Directors is reasonably expected to recommend a Docent Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Docent Superior Offer.

(ii) For purposes of this Agreement, “Docent Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Click2learn) relating to any Docent Acquisition Transaction. For the purposes of this Agreement, “Docent Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Docent by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Docent or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Docent or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Docent pursuant to which the stockholders of Docent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Docent; or (C) any liquidation or dissolution of Docent.

(iii) In addition to the obligations of Docent set forth in paragraph (i) of this Section 5.4(b), Docent as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Click2learn orally and in writing of any request received by Docent for information which Docent reasonably believes could lead to a Docent Acquisition Proposal or of any Docent Acquisition Proposal, the material terms and conditions of such request, Docent Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Docent Acquisition Proposal or inquiry. Docent will keep Click2learn informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Docent Acquisition Proposal or inquiry.

5.5 Public Disclosure. Docent and Click2learn will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Mergers, this Agreement, a Click2learn Acquisition Proposal or a Docent Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its recommendation in favor of the Mergers.

5.6 Legal Requirements. Each of Newco, Docent and Click2learn will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

5.7 Third Party Consents. As soon as practicable following the date hereof, Docent and Click2learn will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its Subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. Subject to Section 4.1, any fee reasonably necessary to obtain a required consent shall be paid by the party required to obtain such consent.

5.8 Notification of Certain Matters. Docent will give prompt notice to Click2learn, and Click2learn will give prompt notice to Docent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Docent or Click2learn, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or (b) or 6.3(a) or (b), as the case may be, would not be satisfied as a result thereof. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.9 Commercially Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of Docent and Click2learn under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Mergers and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

5.10 Stock Options; Employee Stock Purchase Plans.

(a) Docent Options; Docent Purchase Plan Options.

(i) At the Effective Time, each then outstanding Docent Option, whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, shall be assumed by Newco. Each Docent Option so assumed by Newco under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Docent Option (including any applicable stock option agreement or other document evidencing such Docent Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Docent Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Newco Common Stock equal to the product of the number of shares of Docent Common Stock that were issuable upon exercise of such Docent Option immediately prior to the Effective Time multiplied by the Docent Exchange Ratio, rounded down to the nearest whole number of shares of Newco Common Stock and (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed Docent Option will be equal to the quotient determined by dividing the exercise price per share of Docent Common Stock at which such Docent Option was exercisable immediately prior to the Effective Time by the Docent Exchange Ratio, rounded up to the nearest whole cent. Each assumed Docent Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Docent Option by its terms in effect prior to the date hereof provides for acceleration of vesting at the Effective Time. As soon as reasonably practicable following the Effective Time, Newco shall issue to each Person who holds an assumed Docent Option a document evidencing the foregoing assumption of such Docent Option by Newco. The conversion of Docent Options provided for in this Section 5.10(a)(i), with respect to any Docent Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code), shall be effected in a manner consistent with Section 424(a) of the Code.

(ii) The rights of participants in the Docent ESPP with respect to any ongoing offering as of the last business day prior to the Effective Time (the “Docent ESPP Date”) shall be determined by treating the Docent ESPP Date as the last day of such offering. Outstanding rights to purchase shares of Docent Common Stock held by Docent Employees who are participating in the Docent ESPP as of the Docent ESPP Date (the “Docent Purchase Plan Options”) shall be exercised in accordance with the Docent ESPP, and each share of Docent Common Stock purchased pursuant to such exercise shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a number of shares of Newco Common Stock at the Effective Time equal to the Docent Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Docent Common Stock to participants under the Docent ESPP. Docent shall cause the Docent ESPP to be terminated as of the Effective Time.

(b) Click2learn Options.

(i) At the Effective Time, each then outstanding Click2learn Option, whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, shall be assumed by Newco. Each Click2learn Option so assumed by Newco under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Click2learn Option (including any applicable stock option agreement or other document evidencing such Click2learn Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Click2learn Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Newco Common Stock equal to the product of the number of shares of Click2learn Common Stock that were issuable upon exercise of such Click2learn Option immediately prior to the Effective Time multiplied by the Click2learn Exchange Ratio, rounded down to the nearest whole number of shares of Newco Common Stock and (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed Click2learn Option will be equal to the quotient determined by dividing the exercise price per share of Click2learn Common Stock at which such Click2learn Option was exercisable immediately prior to the Effective Time by the Click2learn Exchange Ratio, rounded up to the nearest whole cent. Each assumed Click2learn Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Click2learn Option by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable following the Effective Time, Newco shall issue to each Person who holds an assumed Click2learn Option a document evidencing the foregoing assumption of such Click2learn Option by Newco. The conversion of Click2learn Options provided for in this Section 5.10(b)(i), with respect to any Click2learn Options that are intended to be “incentive stock options” shall be effected in a manner consistent with Section 424(a) of the Code.

(ii) At the Effective Time, Newco shall assume the Click2learn ESPP and each outstanding purchase right held by Click2learn Employees who are then participating in the Click2learn ESPP (the “Click2learn Purchase Plan Options”). Each Click2learn Purchase Plan Option so assumed by Newco shall continue to have, and be subject to, the same terms and conditions set forth in the Click2learn ESPP, except that the shares of Click2learn Common Stock reserved for issuance under the Click2learn ESPP shall be converted into shares of Newco Common Stock based on the Click2learn Exchange Ratio and, for purposes of determining at what price Newco Common Stock will be purchased under the assumed Click2learn Purchase Plan Options, the fair market value per share of Click2learn Common Stock at the beginning of each offering period in effect as of the Effective Time shall be equal to the fair market value per share of the Click2learn Common Stock at the beginning of each such offering period divided by the Click2learn Exchange Ratio, rounded up to the nearest whole cent. Click2learn, Docent and Newco shall take all action that may be necessary (under the Click2learn Purchase Plan and otherwise) to effectuate the provisions of this Section 5.10(b)(ii) and to ensure that, from and after the Effective Time, holders of Click2learn Purchase Plan Options have no rights with respect to the Click2learn ESPP that are inconsistent with this Section 5.10(b)(ii) after the Effective Time.

(c) Newco Arrangements.

(i) As of the Effective Time, Newco shall adopt and implement a stock plan or plans pursuant to which Newco shall grant certain equity awards including, but not limited to, options to acquire shares of Newco Common Stock. Prior to the Effective Time, Docent and Click2learn will mutually agree on the terms of such plan(s) including, without limitation, the number of shares of Newco Common Stock to be reserved for issuance thereunder.

(ii) Newco shall, effective as of the Effective Time, (A) assume the Docent Option Plans, (B) assume the Click2learn Option Plans, (C) assume the Click2learn ESPP, and (D) implement the Newco stock plan(s) in accordance with Section 5.10(c)(i) (collectively, the “Newco Plans”). Newco shall also reserve a sufficient number of shares of Newco Common Stock for issuance pursuant to the exercise of all Docent Options in accordance with Section 5.10(a)(i), all Click2learn Options in accordance with Section 5.10(b)(i), and all Click2learn Purchase Plan Options in accordance with Section 5.10(b)(ii).

(iii) As soon as practicable after the Effective Time, Newco shall cause the shares of Newco Common Stock issuable upon exercise of all Docent Options assumed by Newco pursuant to Section 5.10(a)(i), all Click2learn Options assumed by Newco pursuant to Section 5.10(b)(i), all Click2learn Purchase Plan Options assumed by Newco pursuant to Section 5.10(b)(ii), and the shares of Newco Common Stock reserved for issuance pursuant to future grants or awards under the Newco Plans to be registered under the Securities Act on Form S-8 (the “Form S-8”) promulgated by the SEC (to the extent available therefor), and shall use its commercially reasonable efforts to maintain the effectiveness of the Form S-8 for so long as any such assumed options or the Newco Plans shall remain outstanding or in effect, as the case may be.

5.11 [Intentionally omitted.]

5.12 Indemnification.

(a) Indemnification. From and after the Effective Time, Newco and the Surviving Corporations shall jointly and severally fulfill and honor in all respects the obligations of each of Docent and Click2learn pursuant to any indemnification agreements between Docent, Click2learn and their respective current and former directors and officers (the “Indemnified Parties”), subject to applicable Legal Requirements. The Certificate of Incorporation and Bylaws of Newco and each of the Surviving Corporations will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Docent or Click2learn, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Docent or Click2learn, as applicable, unless such modification is required by applicable Legal Requirements.

(b) Insurance. For a period of six (6) years after the Effective Time, Newco shall use commercially reasonable efforts to cause to be maintained, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by directors’ and officers’

liability insurance policies of Docent and Click2learn in effect as of the date hereof (the “Insured Parties”) on terms comparable to those applicable to the current directors and officers of Docent and Click2learn for a period of six (6) years; provided, however, that in no event will Newco be required to expend in excess of 175% of the current annual premium of Docent or Click2learn in an aggregate premium for such coverage for Docent Insured Parties or Click2learn Insured Parties, respectively (or for such coverage as is available for such aggregate premium).

(c) Third–Party Beneficiaries. The terms of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and the Insured Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that Newco or either of the Surviving Corporations (or any of the respective successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Newco or either of the Surviving Corporations, as the case may be, honors the obligations set forth with respect to Newco and the Surviving Corporations, as the case may be, in this Section 5.12.

5.13 Tax-Free Reorganization. Docent and Click2learn will each use its best efforts to cause the Mergers to be treated as a reorganization within the meaning of Section 368 of the Code and/or qualify as a tax-free exchange under Section 351 of the Code.

5.14 Nasdaq Listing. Newco agrees to use its best efforts to cause the shares of Newco Common Stock issuable in connection with the Mergers, and those required to be reserved for issuance pursuant to the Click2learn Options and Docent Options assumed by Newco and the new or assumed Newco Plans, the Click2learn Warrants and the Docent Warrants (collectively, the “Newco Reserved Shares”), upon official notice of issuance to be authorized for quotation on the Nasdaq National Market.

5.15 Affiliate Agreements.

(a) Click2learn Affiliates. Click2learn shall update Section 2.22 of the Click2learn Schedules as necessary to reflect changes from the date hereof. Click2learn shall use commercially reasonable efforts to cause each Person identified on Section 2.22 of the Click2learn Schedules who has not previously delivered an Affiliate Agreement (as hereinafter defined) to Newco to deliver to Newco not less than thirty (30) calendar days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit D hereto (each, an “Affiliate Agreement”).

(b) Docent Affiliates. Docent shall update Section 3.22 of the Docent Schedules as necessary to reflect changes from the date hereof. Docent shall use commercially reasonable efforts to cause each Person identified on Section 3.22 of the Docent Schedules who has not previously delivered an Affiliate Agreement to Newco to deliver to Newco not less than thirty (30) calendar days prior to the Effective Time, an Affiliate Agreement.

5.16 Rights Plans.

(a) Docent Rights Plan. The Board of Directors of Docent shall take all action to the extent necessary (including amending the Docent Rights Agreement) in order to render the Docent Rights inapplicable to the Docent Merger, the Click2learn Merger, the Docent Voting Agreements and the other transactions contemplated by this Agreement. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, the Board of Directors of Docent shall not (except in connection with the foregoing sentence), without the prior written consent of Docent, (i) amend or modify the Docent Rights Agreement or (ii) take any action with respect to, or make any determination under, the Docent Rights Agreement, including a redemption of the Docent Rights, in each case in order to facilitate any Acquisition Proposal with respect to Docent; provided, however, that notwithstanding anything to the contrary in this Agreement, the Board of Directors of Docent may (i) amend the Docent Rights Agreement solely for the purpose of extending the distribution date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party, (ii) take any action in connection with the Docent Rights Agreement that is required by order of a court of competent jurisdiction or (iii) amend, modify or terminate the Docent Rights Agreement if (A) a Docent Acquisition Proposal is made to Docent and is not withdrawn, (B) such Acquisition Proposal constitutes a Docent Superior Offer, (C) neither Docent nor any of its representatives shall have violated restrictions set forth in Section 5.4(b) in connection with such Docent Acquisition Proposal, and (D) the Board of Directors of Docent concludes in good faith, after consultation with its outside counsel, that in light of such Docent Superior Offer, such amendment, modification or termination is required in order for the Docent Board of Directors to comply with its fiduciary duties to Docent’s stockholders under applicable law.

(b) Newco Rights Plan. Subject to the fiduciary duties of the Newco Board of Directors under applicable law, prior to the Effective Time, the Newco Board of Directors shall take all such action as is necessary to declare, as of the Effective Time, a dividend of one (1) preferred share purchase right (a “Newco Right”) for each outstanding share of Newco Common Stock. The description and terms of the Newco Rights shall be set forth in a rights agreement (the “Newco Rights Agreement”) to be entered into between Newco and a rights agent selected by the Newco Board of Directors. The terms and provisions of the Holdco Rights Agreement shall be in the form agreed to by the Newco Board of Directors.

5.17 Governance Matters.

(a) Board of Directors. The Board of Directors of Newco will take all actions within its power to cause the Board of Directors of Newco, effective upon the Effective Time, to consist of eight (8) directors, four (4) of whom shall have served on the Board of Directors of Docent immediately prior to the Effective Time (or, if fewer than four (4) of the current members of the Board of Directors of Docent are available or willing to serve as a director of Newco after the Effective Time, such replacement directors as may be nominated by the remaining directors of Docent) (the “Docent Designees”), and four (4) of whom shall have served on the Board of Directors of Click2learn immediately prior to the Effective Time (or, if fewer than four (4) of the current members of the Board of Directors of Click2learn are available or willing to serve as a director of Newco after the Effective Time, such replacement directors as may be nominated by the remaining directors of Newco) (the “Click2learn Designees”). Notwithstanding any of the foregoing, R. Andrew Eckert shall be one of the Docent Designees and Kevin Oakes shall be one of the Click2learn Designees at the Effective Time.

(b) Board Committees. The Board of Directors of Newco will take all actions within its power to cause the Board of Directors of Newco, effective upon the Effective Time, to create an Audit Committee, a Compensation Committee and a Nominating/Governance Committee, and such other committees of the Board of Directors as the Newco Board of Directors may determine following the Effective Time.

(c) Executive Officers. The Board of Directors of Newco will take all actions within its power to cause, effective upon the Effective Time, to appoint appropriate individuals as the officers of Newco.

5.18 Section 16 Matters. Prior to the Effective Time, Click2learn, Docent and Newco shall take all such steps as may be required to cause any dispositions of Click2learn Common Stock (including derivative securities), Docent Common Stock (including derivative securities) or acquisitions of Newco Common Stock (including derivative securities) and Newco Options resulting from the transactions contemplated by Article I or Article II hereof by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Click2learn and Docent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19 Notification Regarding Key Employees. Prior to the Effective Time, each of Click2learn and Docent shall notify the other party within two (2) business days if (a) any (i) Section 16 officer, (ii) software developer, or (iii) a Vice President of Sales in the case of Docent or a Regional Director in the case of Click2learn shall cease to be employed by Click2learn or Docent, or (b) Click2learn or Docent becomes aware that any Key Employee intends to terminate such Key Employee’s employment with Click2learn or Docent or Newco prior to the Effective Time or within six (6) months following the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by Click2learn and Docent together:

(a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Mergers shall have been duly approved, by the requisite vote under applicable law by the stockholders of Click2learn and Docent.

(b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(d) Tax Opinions. Docent and Click2learn shall each have received written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Perkins Coie LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code and/or qualify as a tax-free exchange under Section 351 of the Code, and such opinions shall not have been withdrawn. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

(e) Nasdaq Listing. The shares of Newco Common Stock to be issued in the Mergers and the Newco Reserved Shares shall have been authorized for quotation on the Nasdaq National Market upon official notice of issuance.

6.2 Additional Conditions to Obligations of Click2learn. The obligation of Click2learn to consummate and effect the Click2learn Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Click2learn:

(a) Representations and Warranties. The representations and warranties of Docent contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Docent. Click2learn shall have received a certificate with respect to the foregoing signed on behalf of Docent by the Chief Executive Officer and the Chief Financial Officer of Docent; and

(b) Agreements and Covenants. Docent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Click2learn shall have received a certificate to such effect signed on behalf of Docent by the Chief Executive Officer and the Chief Financial Officer of Docent.

6.3 Additional Conditions to the Obligations of Docent. The obligations of Docent to consummate and effect the Docent Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Docent:

(a) Representations and Warranties. The representations and warranties of Click2learn contained in this Agreement shall have been true and correct in all respects as of the date of this Agreement, on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on Click2learn. Docent shall have received a certificate with respect to the foregoing signed on behalf of Click2learn by the President and the Chief Financial Officer of Click2learn; and

(b) Agreements and Covenants. Click2learn shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Docent shall have received a certificate to such effect signed on behalf of Click2learn by the President and the Chief Financial Officer of Click2learn.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Docent or Click2learn:

(a) by mutual written consent duly authorized by the boards of directors of Docent and Click2learn;

(b) by either Click2learn or Docent if the Mergers shall not have been consummated by April 20, 2004; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Click2learn or Docent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree or ruling is final and nonappealable;

(d) by either Click2learn or Docent if the required approvals of the stockholders of Click2learn or the stockholders of Docent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been a principal cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e) by Click2learn, upon a breach of any representation, warranty, covenant or agreement on the part of Docent set forth in this Agreement, or if any representation or warranty of Docent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Docent’s representations and warranties or breach by Docent is curable by Docent within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of its commercially reasonable efforts, then Click2learn may not terminate this Agreement under this Section 7.1(e) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Click2learn to Docent of such breach, provided Docent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Click2learn may not terminate this Agreement pursuant to this paragraph (e) if such breach by Docent is cured during such period);

(f) by Docent, upon a breach of any representation, warranty, covenant or agreement on the part of Click2learn set forth in this Agreement, or if any representation or warranty of Click2learn shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Click2learn’s representations and warranties or breach by Click2learn is curable by Click2learn within the earlier of thirty (30) days or the date set forth in Section 7.1(b) through the exercise of its commercially reasonable efforts, then Docent may not terminate this Agreement under this Section 7.1(f) until the earlier of thirty (30) days or such fewer number of days before the date set forth in Section 7.1(b) after delivery of written notice from Docent to Click2learn of such breach, provided Click2learn continues to exercise commercially reasonable efforts to cure such breach (it being understood that Docent may not terminate this Agreement pursuant to this paragraph (f) if such breach by Click2learn is cured during such period);

(g) by Click2learn if a Click2learn Triggering Event (as defined below) shall have occurred; or

(h) by Docent if a Docent Triggering Event (as defined below) shall have occurred.

For the purposes of this Agreement, a “Click2learn Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Docent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Click2learn its recommendation in favor of the adoption and approval of the Agreement or the approval of the Docent Merger; (ii) Docent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Docent in favor of the adoption and approval of the Agreement and the approval of the Docent Merger; (iii) the Board of Directors of Docent fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Docent Merger within ten (10) business days after Click2learn requests in writing that such recommendation be reaffirmed at any time following the announcement of a Docent Acquisition Proposal; (iv) the Board of Directors of Docent or any committee thereof shall have approved or recommended any Docent Acquisition Proposal; (v) Docent shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Docent Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Docent shall have been commenced by a person unaffiliated with Click2learn and Docent shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Docent recommends rejection of such tender or exchange offer; or (vii) Docent shall have failed to comply in any material respect with the provisions of Section 5.4(b) of this Agreement.

For the purposes of this Agreement, a “Docent Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Click2learn or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Docent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Click2learn Merger; (ii) Click2learn shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Click2learn in favor of the adoption and approval of the Agreement and the approval of the Click2learn Merger; (iii) the Board of Directors of Click2learn fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Click2learn Merger within ten (10) business days after Docent requests in writing that such recommendation be reaffirmed at any time following the announcement of a Click2learn Acquisition Proposal; (iv) the Board of Directors of Click2learn or any committee thereof shall have approved or recommended any Click2learn Acquisition Proposal; (v) Click2learn shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Click2learn Acquisition Proposal; (vi) a tender or exchange offer relating to securities of Click2learn shall have been commenced by a person unaffiliated with Docent and Click2learn shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Click2learn recommends rejection of such tender or exchange offer; or (vii) Click2learn shall have failed to comply in any material respect with the provisions of Section 5.4(a) of this Agreement.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be contemplated by Section 7.1(e) and 7.1(f)). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(b), this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of, or fraud in connection with, this Agreement.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Docent and Click2learn shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) Click2learn Payments.

(i) Click2learn shall pay to Docent in immediately available funds, within two (2) business days after demand by Docent, an amount equal to $2,500,000 (the “Click2learn Termination Fee”) if this Agreement is terminated by Docent pursuant to Section 7.1(h).

(ii) Click2learn shall pay Docent in immediately available funds, within two (2) business days after demand by Docent, an amount equal to the Click2learn Termination Fee, if this Agreement is terminated pursuant to Section 7.1(b) or pursuant to Section 7.1(d) as a result of Click2learn’s failure to obtain the required approvals of the stockholders of Click2learn and either of the following shall have occurred:

(1) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Click2learn Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Click2learn Acquisition (as defined below) is consummated; or

(2) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Click2learn Acquisition Proposal and within twelve (12) months following the termination of this Agreement Click2learn enters into an agreement or letter of intent providing for a Click2learn Acquisition.

(iii) Click2learn acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Docent would not enter into this Agreement; accordingly, if Click2learn fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Docent makes a claim that results in a judgment against Click2learn for the amounts set forth in this Section 7.3(b), Click2learn shall pay to Docent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b)

shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Click2learn Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Click2learn pursuant to which the stockholders of Click2learn immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Click2learn of assets representing in excess of 40% of the aggregate fair market value of Click2learn’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Click2learn), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Click2learn immediately after such issuance.

(c) Docent Payments.

(i) Docent shall pay to Click2learn in immediately available funds, within two (2) business days after demand by Click2learn, an amount equal to $2,500,000 (the “Docent Termination Fee”) if this Agreement is terminated by Click2learn pursuant to Section 7.1(g).

(ii) Docent shall pay Click2learn in immediately available funds, within two (2) business days after demand by Click2learn, an amount equal to the Docent Termination Fee, if this Agreement is terminated by Click2learn or Docent, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) as a result of Docent’s failure to obtain the required approvals of the stockholders of Docent and any of the following shall occur:

(1) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Docent Acquisition Proposal and within twelve (12) months following the termination of this Agreement a Docent Acquisition (as defined below) is consummated; or

(2) if following the date hereof and prior to the termination of this Agreement, a third party has announced a Docent Acquisition Proposal and within twelve (12) months following the termination of this Agreement Docent enters into an agreement or letter of intent providing for a Docent Acquisition.

(iii) Docent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Click2learn would not enter into this Agreement; accordingly, if Docent fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, Click2learn makes a claim that results in a judgment against Docent for the amounts set forth in this Section 7.3(c), Docent shall pay to Click2learn its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Docent Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Docent pursuant to which the stockholders of Docent immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Docent of assets representing in excess of 40% of the aggregate fair market value of Docent’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Docent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Docent immediately after such issuance.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Click2learn Common Stock” means the Common Stock, par value $0.01 per share, of Click2learn.

(b) “Click2learn ESPP” means the Click2learn 1999 Employee Stock Purchase Plan.

(c) “Click2learn Options” means any and all options, warrants and other rights to acquire Click2learn Common Stock, whether issued under any of the Click2learn Option Plans or otherwise.

(d) “Click2learn Option Plans” means, collectively, the Click2learn 1995 Combined Incentive and Nonqualified Stock Option Plan, 1998 Directors Stock Option Plan and 1998 Equity Incentive Plan and the Intelliprep Technologies, Inc. 2000 Equity Incentive Plan.

(e) “Click2learn Warrants” means the warrants to purchase Click2learn Common Stock set forth in Section 2.2 of the Click2learn Schedules.

(f) “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, arrangement, understanding or undertaking of any kind or nature.

(g) “DGCL” means the General Corporation Law of the State of Delaware, or any successor statute thereto.

(h) “Docent Common Stock” means the Common Stock, par value $0.001 per share, of Docent, together with the associated Rights attached thereto pursuant to the Docent Rights Agreement.

(i) “Docent ESPP” means the Docent 2000 Employee Stock Purchase Plan

(j) “Docent Options” means any and all options, warrants and other rights to acquire Docent Common Stock, whether issued under any of the Docent Option Plans or otherwise, except for any rights to acquire Docent Common Stock under the Docent ESPP.

(k) “Docent Option Plans” means, collectively, the Docent 1997 Stock Option Plan and 2000 Omnibus Equity Incentive Plan.

(l) “Docent Rights Agreement” means that certain Rights Agreement, dated as of January 28, 2003, by and between Docent and Computershare Trust Company.

(m) “Docent Warrants” means the warrants to purchase Docent Common Stock set forth in Section 3.2 of the Docent Schedules.

(n) “Exchange Fund” means all shares of Newco Common Stock and cash deposited with the Exchange Agent pursuant to the terms of Article I hereof.

(o) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(p) “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is (i) materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) would materially impede the ability of such party to consummate the transaction contemplated by this Agreement; provided, however, that for purposes of subsection (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect of such entity: (A) a decrease in such entity’s stock price or the failure to meet or exceed Wall Street research analysts’ earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) the public announcement or pendency of the transactions contemplated hereby, (y) changes affecting the software industry generally or (z) changes affecting the United States economy generally.

(q) “Newco Common Stock” means the Common Stock, par value $0.001 per share, of Newco, together with the associated Rights attached thereto pursuant to the Newco Rights Agreement.

(r) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental authority.

(s) “Subsidiary” when used with reference to a party hereto, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(t) “Surviving Corporations” means, in the case of the Docent Merger, Docent as the surviving corporation of the Docent Merger, and in the case of the Click2learn Merger, Click2learn as the surviving corporation of the Click2learn Merger.

(u) The following capitalized terms and phrases shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term or phrase below:

Term / Phrase	Section
Affiliate Agreement	5.15(a)
Agreement	Introduction
COBRA	2.12(d)
Certificates	1.11(c)
Certificates of Merger	1.3
Click2learn	Introduction
Click2learn Acquisition	7.3(b)(iii)
Click2learn Acquisition Proposal	5.4(a)(ii)
Click2learn Acquisition Transaction	5.4(a)(ii)
Click2learn Balance Sheet	2.5(b)
Click2learn Certificate of Merger	1.3
Click2learn Contract	2.16
Click2learn Designees	5.17(a)

Term / Phrase	Section
Click2learn Employee	2.12(a)
Click2learn Exchange Ratio	1.10(b)
Click2learn Facilities	2.13(b)
Click2learn Financials	2.5(b)
Click2learn Intellectual Property	2.8
Click2learn International Employee Plan	2.12(h)
Click2learn Leases	2.13(b)
Click2learn Material Subsidiary(ies)	2.1(a)
Click2learn Merger	Recitals
Click2learn Merger Sub	Introduction
Click2learn Plans	2.12(a)
Click2learn Permits	2.9(b)
Click2learn Purchase Plan Options	5.10(b)(ii)
Click2learn Registered Intellectual Property	2.8
Click2learn SEC Reports	2.5(a)
Click2learn Schedules	Article II
Click2learn Stockholders’ Meeting	2.17
Click2learn Superior Offer	5.2(b)
Click2learn Termination Fee	7.3(b)(i)
Click2learn Triggering Event	7.1(h)
Click2learn Voting Agreements	Recitals
Closing	1.4
Closing Date	1.4
Code	Recitals
Confidentiality Agreement	5.3(b)
Docent	Introduction
Docent Affiliate	3.12(a)
Docent Acquisition	7.3(c)(iii)
Docent Acquisition Proposal	5.4(b)(ii)
Docent Acquisition Transaction	5.4(b)(ii)
Docent Certificate of Merger	1.2
Docent Contract	3.16(k)
Docent Designees	5.17(a)
Docent ESPP Date	5.10(a)(ii)
Docent Employee	3.12(a)
Docent Exchange Ratio	1.9(b)
Docent Facilities	3.13(b)
Docent Financials	3.5(b)
Docent International Employee Plan	3.12(h)
Docent Intellectual Property	3.8
Docent Leases	3.13(b)
Docent Material Subsidiary(ies)	3.1(a)
Docent Merger	Recitals

Term / Phrase	Section
Docent Merger Sub	Introduction
Docent Permits	3.9(b)
Docent Plans	3.12(a)
Docent Purchase Plan Options	5.10(a)(ii)
Docent Registered Intellectual Property	3.8
Docent Rights	3.2
Docent SEC Reports	3.5(a)
Docent Schedules	Article III
Docent Stockholders’ Meeting	2.17
Docent Superior Offer	5.2(c)
Docent Termination Fee	7.3(c)(i)
Docent Triggering Event	7.1(h)
Docent Voting Agreements	Recitals
ERISA	2.12(a)
Effective Time	1.1(a)
Environmental Laws	2.14(b)
Exchange Act	2.4(b)
Exchange Agent	1.11(a)
Form S-8	5.10(c)(iii)
GAAP	2.5(b)
Governmental Entity	2.4(b)
HSR Act	2.4(b)
Hazardous Materials	2.14(b)
IRS	2.12(b)
Indemnified Parties	5.12(a)
Insured Parties	5.12(b)
Liens	2.7(b)(x)
Mergers	Recitals
Newco	Introduction
Newco Certificate of Incorporation	1.1(a)
Newco Plans	5.10(c)(ii)
Newco Reserved Shares	5.14
Newco Right	5.16(b)
Newco Rights Agreement	5.16(b)
Other Filings	5.1(a)
Proxy Statement	2.17
Registered Intellectual Property	2.8
Registration Statement	2.4(b)
Returns	2.7(b)(i)
SEC	2.4(b)
Sarbanes-Oxley Act	2.5(d)
Securities Act	2.4(b)
Tax(es)	2.7(a)

8.2 Non-Survival of Representations and Warranties. The representations and warranties of Click2learn and Docent contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Docent, to:

Docent, Inc.
2444 Charleston Road
Mountain View, CA 94043
Attention: R. Andrew Eckert, President and Chief Executive Officer
Fax No.: (650) 962-0378

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Page Mailliard
Fax No.: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
Spear Street Tower, Suite 3300
One Market
San Francisco, CA 94105
Attention: Steve L. Camahort
Fax No.: (415) 947-2099

(b)	if to Click2learn, to:

Click2learn, Inc.
110-110th Avenue NE
Suite 700
Bellevue, WA 98004-5840
Attention: Kevin Oakes, Chairman and Chief Executive Officer
Fax No.: (425) 637-1508

with a copy to:

Perkins Coie
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
Attention: Scott L. Gelband
Eric A. DeJong
Fax No.: (206) 359-9000

8.4 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means, with respect to any matter in question, that the executive officers of Click2learn or Docent, as the case may be, have actual knowledge of such matter.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Click2learn Schedules and the Docent Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 5.12 herein.

8.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Governing Law; Forum Selection.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF NEWCO, DOCENT AND CLICK2LEARN HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, DOCENT OR CLICK2LEARN IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.13 Time is of the Essence. The parties hereby agree that time is of the essence in connection with this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

DOCENT, INC.

By:	/s/ R. Andrew Eckert
	Name:	R. Andrew Eckert
	Title:	President and CEO

CLICK2LEARN, INC.

By:	/s/ Kevin Oakes
	Name:	Kevin Oakes
	Title:	Chief Executive Officer

HOCKEY MERGER CORPORATION

By:	/s/ R. Andrew Eckert
	Name:	R. Andrew Eckert
	Title:	President and CEO

DEVIL ACQUISITION CORPORATION

By:	/s/ R. Andrew Eckert
	Name:	R. Andrew Eckert
	Title:	President and CEO

CANUCK ACQUISITION CORPORATION

By:	/s/ Kevin Oakes
	Name:	Kevin Oakes
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]